CONSENT OF INDEPENDENT AUDITORS




We consent to the references to our firm under the captions "Condensed Financial Information" in the Class Z Prospectus, "Custodian, Transfer Agent and Auditors" in the Class Z Statement of Additional Information, "Auditors" in the Class I and Class II Statement of Additional Information, and to the incorporation by reference in this Post-Effective Amendment No. 21 to Registration Statement Number 33-18516 on Form N-1A of our reports dated February 9, 1996, on the financial statements and financial highlights of Mutual Shares Fund, Mutual Qualified Fund, Mutual Beacon Fund, and Mutual Discovery Fund (each a portfolio of Franklin Mutual Series Fund Inc.) included in the 1995 Annual Reports to Shareholders.


                                                        /s/Ernst & Young LLP
                                                        ERNST & YOUNG LLP



Boston, Massachusetts
January 28, 1997